Exhibit 2.1

RMG Networks Holding Corporation

15301 N. Dallas Parkway, Suite 500

Dallas, Texas  75001

April 23, 2018

SCG Digital, LLC

SCG Merger Sub, Inc.

SCG Digital Financing, LLC

c/o Sachs Capital Group, LLC

2132 Deep Water Lane, Suite 232

Naperville, IL  60564

Attn:  Greg Sachs

Email:  gsachs@sachscapitalgroup.com

Re:  Merger Agreement

Reference is made to that certain Agreement and Plan of Merger, dated April 2, 2018, among SCG DIGITAL, LLC, SCG MERGER SUB, INC., SCG DIGITAL FINANCING, LLC (“Lender”) and RMG NETWORKS HOLDING CORPORATION (the “Company”) (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”).  Capitalized terms used herein but not otherwise defined in this letter agreement have the meanings ascribed to such terms in the Merger Agreement.

The parties to the Merger Agreement agree that (a) the Company shall have until May 3, 2018 under Section 6.04(b) of the Merger Agreement to prepare and file the Proxy Statement and Schedule 13E-3 with the SEC and (b) the Company and Parent shall have until May 3, 2018 to jointly prepare and file the Schedule 13E-3 with the SEC.

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Very truly yours,

RMG NETWORKS HOLDING CORPORATION,
a Delaware corporation

By:
Name:	Robert Michelson
Title:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

SCG DIGITAL, LLC

By:
Name:	Gregory H. Sachs
Title:	President

SCG DIGITAL MERGER SUB, INC.

By:
Name:	Gregory H. Sachs
Title:	President

SCG DIGITAL FINANCING, LLC

By:
Name:	Gregory Sachs
Title:	President